                                                                    EXHIBIT 5



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ITT HARTFORD                               ITT HARTFORD LIFE INSURANCE COMPANIES

      KEN A. MCCULLUM, FSA, MAAA           200 Hopmeadow Street
      Assistant Vice President             Simsbury, CT  06089
      Individual Life Product Development  Mailing Address: P.O. Box 2999
                                           Hartford, CT  06104-2999
                                           Telephone (860) 843-3169
                                           Fax (860) 843-5859

April 1, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), of a certain last survivor flexible premium variable life insurance policy (the "Policy") that will be offered and sold by Hartford Life Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy used in this Form S-6 Registration Statement accurately reflect reasonable estimates of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus included as a part of such Form S-6 Registration Statement.


Very truly yours,

/s/ Ken A. McCullum

Ken A. McCullum, FSA, MAAA
Director Individual Life
Product Development

HLIC/Stag VL II